Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ConAgra Foods, Inc.:
We consent to the use of our reports dated July 24, 2009, with respect to the consolidated balance sheets of ConAgra Foods, Inc. (the Company) as of May 31, 2009 and May 25, 2008, and the related consolidated statements of earnings, comprehensive income, common stockholders’ equity, and cash flows, for each of the years in the three-year period ended May 31, 2009, the consolidated financial statement schedule for the fiscal years ended May 31, 2009, May 25, 2008, and May 27, 2007, and the effectiveness of internal control over financial reporting as of May 31, 2009, which reports appear in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009 incorporated by reference herein.
Our reports dated July 24, 2009 on the consolidated financial statements and consolidated financial statement schedule contain an explanatory paragraph that refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109; and Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), (SFAS No. 158).

/s/ KPMG LLP

Omaha, Nebraska September 25, 2009